Exhibit 3.42

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CENTRAL NEW YORK OIL AND GAS COMPANY, L.L.C.

The Interests referred to in this Operating Agreement have not been registered under the Securities Act of 1933 or any other securities laws, and such Interests may not be transferred without appropriate registration or the availability of an exemption from such registration requirements.

i

5.10	Limitation of Liability; Indemnification.	16
5.11	Contracts with Members or Affiliates	20
5.12	Other Business Ventures	20

ARTICLE VI - officers		20
6.1	Officers	20
6.2	Compensation	22

ARTICLE VII - ACCOUNTING AND BANK ACCOUNTS		22
7.1	Fiscal Year	22
7.2	Books and Records	22
7.3	Financial Reports	23
7.4	Tax Returns and Elections; Tax Matters Member	23
7.5	Section 754 Election	23
7.6	Bank Accounts	23

ARTICLE VIII - TRANSFERS OF INTERESTS AND EVENTS OF WITHDRAWAL		24
8.1	General Restrictions	24
8.2	Permitted Transfers	24
8.3	Substitute Members	24
8.4	Effect of Admission as a Substitute Member	24
8.5	Additional Members and Interests	25
8.6	Redemption of Interests	25
8.7	Events of Withdrawal	25

ARTICLE IX - DISSOLUTION AND TERMINATION		27
9.1	Events Causing Dissolution	27
9.2	Effect of Dissolution	27
9.3	Application of Proceeds	27

ARTICLE X - MISCELLANEOUS		27
10.1	Title to the Property	27
10.2	Nature of Interest in the Company	27
10.3	Notices	28
10.4	Waiver of Default	28
10.5	No Third Party Rights	28
10.6	Entire Agreement	28
10.7	Amendments to this Agreement	28
10.8	Severability	29
10.9	Binding Agreement	29
10.10	Headings	29
10.11	Counterparts	29
10.12	Governing Law	29
10.13	Remedies	29
10.14	Legal Representation	30

SCHEDULE A

ii

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CENTRAL NEW YORK OIL AND GAS COMPANY, L.L.C.

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), is made and entered into as of August 9, 2005, between Inergy Acquisition Company, LLC, a Delaware limited liability company (“Inergy Acquisition”), and Inergy Storage, Inc., a Delaware corporation (“Inergy Storage”, together with Inergy Acquisition, the “Members”).

RECITAL:

The Members desire to amend and restate the operating agreement of the Company in its entirety.

AGREEMENT:

In consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms have the following meanings, unless the context otherwise specifies:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means the Second Amended and Restated Operating Agreement of the Company, as amended from time to time.

“Articles” means the Articles of Organization of the Company filed with the New York Department of State, as amended from time to time.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company derived from any source (other than Capital Contributions and Liquidation Proceeds) that the Representative determines is available for distribution to the Members after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Bankruptcy”, with respect to any Person, means the entry of an order for relief with respect to such Person under the Federal Bankruptcy Code or the insolvency of such Person under any state insolvency act.

“Capital Account” means the separate account established and maintained by the Company for each Member and each Transferee pursuant to Section 3.3.

“Capital Contribution” means with respect to a Member the total amount of cash and the agreed upon net Fair Value of property contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company for such Member’s Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Company” means Central New York Oil And Gas Company, L.L.C., a New York limited liability company.

“Company Minimum Gain” has the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-2(d)(1). Company Minimum Gain will be determined, first, by computing for each Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company will use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.3. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Distributions” means any distributions by the Company to the Members of Available Cash or Liquidation Proceeds or other amounts.

“Event of Withdrawal” means an event upon the occurrence of which a Member ceases to be a Member of the Company pursuant to Section 8.7.

“Fair Value” of an asset means its fair market value.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code § 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code § 705(a)(2)(B) (or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated in Article IV.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Articles, this Agreement and the Law, including, without limitation, the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Law” means the New York Limited Liability Company Law, as amended from time to time.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means any Member or group of Members holding an aggregate of more than 50% of the Percentage Interests held by all Members.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to Section 8.3 or Section 8.5, other than a Person who ceases to be a Member of the Company pursuant to Section 8.7 as a result of an Event of Withdrawal.

“Member Minimum Gain” has the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § 1.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain will be determined by computing for each Member Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company will use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.3. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior year’s amount of Member Minimum Gain, and (2) adding back any decrease in Member Minimum Gain arising solely from the Revaluation.

“Member Nonrecourse Debt” has the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Nonrecourse Debt” means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation §§ 1.752-1(a)(2) and 1.752-2.

“Nonrecourse Deductions” has the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704.2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Percentage Interest”, of each Member, is set forth on Schedule A, as adjusted from time to time as required or permitted by the provisions of this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Representative” means the natural person designated by the Members pursuant to Article V to serve as the Representative.

“Reserves” means amounts set aside from time to time by the Representative pursuant to Section 4.9.

“Revaluation” means the occurrence of any event described in clause (x), (y) or (z) of Section 3.3 in which the book basis of Property is adjusted to its Fair Value.

“Substitute Member” has the meaning set forth in Section 8.3.

“Super-Majority in Interest” means any Member or group of Members holding an aggregate of more than 66 2/3% of the Percentage Interests held by all Members.

“Tax Matters Member” means the Person designated pursuant to Section 7.4 to represent the Company in matters before the Internal Revenue Service.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” has the meaning set forth in Section 8.2.

“Transferor” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

1.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender are deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number are deemed to include the plural number, and vice versa, where applicable.

ARTICLE II - BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company is as stated in the Articles. The business purpose for which the Company was formed is the transaction of any or all lawful business for which limited liability companies may be organized under the Law except to do any business for which a New York statute specifically requires some other business entity or natural person to be formed or used for such business, and to do any and all things necessary, appropriate, or incidental thereto. The Company is formed only for such business purpose and will not be deemed to create any agreement among the Members with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company has the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs, including, without limitation, the power to do the following:

(a) Sue and be sued, participate in or defend any action or proceeding, whether judicial, arbitrative, administrative or otherwise, in its name;

(b) Issue, by sale or otherwise, or acquire, by purchase, redemption or otherwise, any Interest;

(c) Purchase, take, receive, lease or otherwise acquire, own, hold, improve, use or otherwise deal in or with real or personal property or an interest in real or personal property, wherever situated;

(d) Sell, convey, assign, encumber, mortgage, pledge, lease as lessor, exchange, transfer, create a security interest in or otherwise dispose of all, any part of, or any interest in, its property and assets;

(e) Lend money to and otherwise assist its Members and employees, except as otherwise provided in this Agreement or the Articles;

(f) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign limited liability companies, corporations, associations, general or limited partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

(g) Incur liabilities, borrow money for its proper purposes at any rate of interest that the Company may determine without regard to the restrictions of any usury law of the State of New York, issue notes, bonds, and other obligations, secure any of its obligations by mortgage or pledge or deed of trust of all or any part of its property, franchises, and income, and make contracts, including contracts of guaranty and suretyship;

(h) Invest its surplus funds from time to time, lend money for its proper purposes, and take and hold real and personal property as security for payment of funds so loaned or invested;

(i) Conduct its business, carry on its operations, have offices within and without the State of New York, and exercise in any other state, territory, district, or possession of the United States or in any foreign country the powers granted by the Law, the Articles or this Agreement;

(j) Appoint agents and hire employees of the Company, define their duties, and fix their compensation and to indemnify them to the extent and in the manner permitted by law;

(k) Make and alter this Agreement, in any manner not inconsistent with the Articles or with the laws of the State of New York, for the administration and regulation of the affairs of the Company;

(l) Make donations for the public welfare or for charitable, scientific, religious, or educational purposes, lend money to the government, and transact any lawful business in aid of the United States;

(m) Establish deferred compensation plans, pension plans, profit-sharing plans, bonus plans, option plans, and other incentive plans for its employees and make the payments provided for therein;

(n) Become a promoter, partner, member, associate, or manager of any general partnership, limited partnership, joint venture or similar association, any other limited liability company, or other enterprise;

(o) Cease the activities of the Company and surrender the franchise of the Company; and

(p) Have and exercise all powers, in addition to those set forth in subdivisions (a) through (o) of this Section 2.2, not inconsistent with the laws of the State of New York, necessary or convenient to effect any or all of the purposes for which the Company was formed.

2.3 Principal Office. The principal office of the Company will be located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112 or at such other place or places as the Representative may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of New York is as stated in the Articles. The registered office and registered agent of the Company in the State of New York may be changed, from time to time, by the Representative.

2.5 Amendment of the Articles. The Company will amend the Articles at such time or times and in such manner as may be required by the Law and this Agreement.

2.6 Effective Date. This Agreement is effective on the date of this Agreement.

2.7 Liability of Members and Representative. No Member or Representative, solely by reason of being a Member or Representative, or both, will be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Representative, agent, or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Law will not be grounds for imposing liability on the Members or Representative for the debts, obligations, or liabilities of the Company.

2.8 Interest Not Acquired for Resale. Each Member is acquiring an Interest for such Member’s own account as an investment and without an intent to distribute such Interest, which Interest has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and such Member’s Interest may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements.

ARTICLE III - CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. The Members’ predecessors in interest previously contributed to the capital of the Company the cash and other assets set forth on the books and records of the Company.

3.2 Additional Capital Contributions.

(a) The Members recognize that the Company may require capital from time to time, in addition to that previously contributed, in order to accomplish the purpose and business for which it is formed. Upon the determination, from time to time, by the Representative that additional Capital Contributions are necessary for the Company, the Representative will, by written notice, call for any such additional contributions to be made by the Members to the capital of the Company (or, at the Representative’s discretion, solely to Inergy Storage with respect to capital contributions relating to New York state, county or local (including schools) real estate taxes). Although proportional Capital Contributions are allowed in the discretion of the Representative, they are not required. No Member is obligated to make any additional Capital Contributions to the Company and, accordingly, no Member will be liable for damage to the Company or any other Member as a result of the failure of such Member to make any such additional Capital Contributions. The remedies set forth in this Section 3.2 are the sole remedies for any such failure. Each Capital Contribution by a Member pursuant to this Section 3.2(a) will be credited to such Member’s Capital Account as of the date of payment to the Company and the Percentage Interests of each Member will be adjusted in accordance with the provisions of Section 3.2(b).

(b) Whenever an additional capital contribution is made by a Member under Section 3.2(a), the Members will negotiate in good faith concerning the appropriate adjustments to be made to their respective Percentage Interests. If, within 45 days, the Members have not agreed upon such adjustments, the Representative will select an investment banker or other qualified consultant to determine the adjustments to be made. The investment banker or consultant will determine the adjusted Percentage Interests by comparing (i) the Fair Value of the Company without the Capital Contributions at issue, and the then relative pre-adjustment Percentage Interests of the Members with (ii) the Fair Value of the Company with the Capital Contributions at issue, and the Member or Members paying the same to the Company. The Representative will cause this Agreement to be amended to reflect any adjustment in the Percentage Interests of the Members in accordance with this Section 3.2(b).

3.3 Capital Accounts. A separate Capital Account will be maintained for each Member and each Transferee. Each Member’s Capital Account will be (a) increased by (i) the amount of money contributed by such Member, (ii) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code § 752), (iii) allocations to such Member, pursuant to Article IV, of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (b) decreased by (i) the amount of money distributed to such Member, (ii) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code § 752), (iii) allocations to such Member, pursuant to Article IV, of Company loss and deductions (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

If any Interest is transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred interest and the Capital Account of each Transferee will be increased and decreased in the manner set forth above.

In the event of (x) an additional capital contribution by an existing or an additional Member of more than a de minimis amount that results in a shift in Percentage Interests, (y) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest or (z) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the book basis of the Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (x) or (y) above will be made only if the Members determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

If Property is subject to Code § 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph pursuant to § 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with § 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

The foregoing provisions of this Section 3.3 and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation §§ 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Members that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the Representative may cause such modification to be made provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, and the Representative, upon any such determination by the Members, is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

3.4 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member is entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member is entitled to demand or receive any Distribution in any form other than in cash. No Member is entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as may be otherwise expressly provided herein, no Member has any priority over any other Member as to the return of the balance in such Member’s Capital Account.

3.5 Loans. Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by a Majority in Interest. Loans by any Member to the Company will not be considered as contributions to the capital of the Company.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. The amount, if any, of Available Cash may be determined and distributed by the Representative at any time and from time to time.

4.2 Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law and applicable contract restrictions) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves will be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person deems advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, will be distributed as hereinafter provided.

(c) The remainder to the Members in accordance with and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Company is liquidated.

4.3 Income, Losses and Distributive Shares of Tax Items. The Company’s Income or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI hereof, will be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless all Members agree otherwise.

4.4 Allocation of Income, Loss and Credits.

(a) All New York state, county and local (including schools) real estate tax deductions and all Qualified Empire Zone Enterprise (QEZE) credits will be specially allocated 100% to Inergy Storage.

(b) After giving effect to the special allocations set forth in Section 4.4(a), Income or Loss (other than from transactions in liquidation of the Company) and Credits for each fiscal year will be allocated among the Members in accordance with their Percentage Interests. To the extent there is any change in the respective Percentage Interests of the Members during the year, Income, Loss and Credits will be allocated among the pre-adjustment and post-adjustment periods as provided in Section 4.5(k).

(c) Income from transactions in liquidation of the Company will be allocated among the Members in the following order of priority:

(i) To those Members, if any, with negative Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such negative balances bear to each other until all such Members’ Capital Account balances equal zero; then

(ii) The remainder to the Members in accordance with their respective Percentage Interests.

(d) Loss from transactions in liquidation of the Company will be allocated among the Members in the following order of priority:

(i) To those Members, if any, with positive Capital Account balances (determined prior to taking into account any Distributions pursuant to Section 4.2) in the ratio that such positive balances bear to each other until all such Members’ Capital Account balances equal zero; then

(ii) The remainder to the Members in accordance with their respective Percentage Interests.

4.5 Special Rules Regarding Allocation of Tax Items. Notwithstanding the foregoing provisions of Article IV, the following special rules will apply in allocating tax items of the Company:

(a) § 704(c) and Revaluation Allocations. In accordance with Code § 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code § 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations will be made by the Representative in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, for book purposes, any Member’s Capital Account or share of Income or Loss, pursuant to any provision of this Agreement.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Company taxable year will equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus that Member’s aggregate share of decreases resulting from revaluations of Property subject to Nonrecourse Debts. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account.

(c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV other than Section 4.5(b), if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5) as of the beginning of the year) will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

(d) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(d) will be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be allocated to the Members in proportion to their Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 4.5(b), (c), (d), (e) and (f) will be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article IV will, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such adjustments, allocations or distributions had not occurred. In addition, allocations pursuant to this Section 4.5(g) with respect to Nonrecourse Deductions in Section 4.5(e) and Member Nonrecourse Deductions in Section 4.5(f) will be deferred to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

(h) Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise agreed to by all of the Members, no Member will be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to such Member’s respective Percentage Interest.

(j) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Members that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Representative, upon being so directed by the Members, is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

(k) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Representative using any permissible method under Code § 706 and the Treasury Regulations thereunder.

4.6 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Representative (or any Person required or authorized by law to wind up the Company’s affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash and Liquidation Proceeds when, in its sole opinion, such action is in the best interests of the Company.

4.7 No Priority. Except as may be otherwise expressly provided herein, no Member has priority over any other Member as to Company capital, income, gain, deductions, loss, credits or distributions.

4.8 Tax Withholding. Notwithstanding any other provision of this Agreement, the Representative is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any Distribution to any Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body must be treated as if such amount had in fact been distributed to the Member.

4.9 Reserves. The Representative has the right to establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of the Property, for debt service, for future investments and for such other purposes as the Representative may deem necessary or advisable.

ARTICLE V - MANAGEMENT

5.1 Management. Except as expressly limited by law or this Agreement, the Property, business and affairs of the Company will be managed by one natural person, as designated by the Members, who is referred to as the “Representative.” For purposes of the Law, the Representative is the manager of the Company. The Members hereby designate John J. Sherman as the Representative. The Representative will hold office until the Representative’s successor is designated by the Members or until the Representative’s earlier death or resignation. The Representative has and is vested with all powers and authorities, except as expressly limited by Law, the Articles, or this Agreement, to do or cause to be done any and all lawful things for and in behalf of the Company, to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes. The Representative need not be a Member of the Company.

5.2 Meetings of Members; Place of Meetings. Meetings of the Members are not required to be held on any regular frequency. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Members holding not less than 20% of the Percentage Interests. All meetings of the Members will be held at the principal office of the Company or at such other place, within or without the State of New York, as will be designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner will constitute presence in person at the meeting.

5.3 Quorum; Voting Requirement. The presence, in person or by proxy, of a Majority in Interest constitutes a quorum for the transaction of business by the Members. If less than a Majority in Interest are represented at a meeting, a majority of the Interests so represented may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to constitute less than a quorum. Each Member has the right to vote in accordance with such Member’s Percentage Interest. The affirmative vote of a Majority in Interest will constitute a valid decision of the Members, except where a larger vote is required by the Law, the Articles or this Agreement. At any time that no Person will have the right to vote or to participate in the management of the business and affairs of the Company with respect to a particular Interest, then the Percentage Interest represented by such Interest will be disregarded for the purposes of determining whether a quorum is present at a meeting of Members and in determining whether the requisite Percentage Interest necessary for a valid decision of the Members has been obtained.

5.4 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

5.5 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting, without prior notice and without a vote, if the action is evidenced by one or more written consents setting forth the action to be taken and signed by those Members entitled to vote who hold the voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote therein were present and voted. Such consent must be delivered to the office of the Company, its principal place of business or to the Representative or an employee or agent of the Company having custody of the records of the Company. Delivery made to the office of the Company must be by hand or by certified or registered mail, return receipt requested.

5.6 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called must be given, not less than 10 days nor more than 60 days before the date of the meeting, by or at the direction of the Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

(a) Waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) Waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

5.7 Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, will be equivalent to the giving of such notice.

5.8 Execution of Documents Filed with the Department of State of New York and Waiver of Receipt of Copy of Filed Documents. Any Member, any Member’s designee, or the Representative is authorized to execute and file with the Department of State of New York any document permitted or required by the Law. Such documents may be executed and filed only after the Members, the Representative or any Officer has approved or consented to such action in the manner provided herein. The Members hereby waive any requirement under the Law of receiving a copy of any document filed with the Department of State of New York.

5.9 Voting by Certain Holders. In the case of a Member that is a corporation, its Interest may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the operating agreement of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company.

5.10 Limitation of Liability; Indemnification.

(a) Limitation. No Person will be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as a Representative or Officer of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, exercising the same degree of care and skill that a prudent person would have exercised under the circumstances in the conduct of such prudent person’s own affairs, and in a manner such Person reasonably believes to be in the best interest of the Company. A Representative’s or Officer’s liability hereunder is limited only for those actions taken or omitted to be taken by such Representative or Officer in the discharge of such Representative’s or Officer’s obligations for the management of the business and affairs of the Company. Nothing contained in this Section 5.10(a) eliminates or limits the liability of a Representative or Officer (i) if a judgment or other final adjudication adverse to such Representative or Officer establishes that such Representative’s or Officer’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such Representative or Officer personally gained in fact a financial profit or other advantage to which such Representative or Officer was not legally entitled or that with respect to a distribution the subject of Section 508(a) of the Law such Representative’s or Officer’s acts were not performed in accordance with Section 409 of the Law, or (ii) for any act or omission of the Representative or Officer prior to the adoption of this provision. The provisions of this subsection are not intended to limit the liability of any Representative or Officer for any obligations of such Representative or Officer undertaken in this Agreement in such Representative’s or Officer’s capacity as a Member.

(b) Right to Indemnification. The Company will indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member, Representative or Officer of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company may not indemnify or advance expenses to any Person from or on account of such Person’s conduct if a judgment or other final adjudication adverse to such Person establishes (i) that such Person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled; provided, further, that the Company is not required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Representative; provided, further, that a Representative or Officer will be indemnified hereunder only for those actions taken or omitted to be taken by such Representative or Officer in the discharge of such Representative’s or Officer’s obligations for the management of the business and affairs of the Company and that the provisions of this Section 5.10 are not intended to extend indemnification to any Representative or Officer for any obligations of such Representative or Officer undertaken in this Agreement in such Representative’s or Officer’s capacity as a Representative or Officer. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(c) Enforcement of Indemnification. If the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.10, such Person may maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person will be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined that such Person is not entitled to indemnification by the Company. No advance will be made in instances where the Representative or independent legal counsel reasonably determines that such Person would not be entitled to indemnification hereunder.

(e) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 5.10 are exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of Members, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and do not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.10 will continue as to a Person who has ceased to be a Member, Representative or Officer of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and will inure to the benefit of the heirs, executors and administrators of such Person.

(f) Insurance. Upon the approval of the Representative, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Representative, Officer, agent or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.10.

(g) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 5.10 may not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder may not be changed, altered or terminated except by the approval of a Super-Majority in Interest. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Member, Representative or Officer of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Section 5.10 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Section 5.10 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(h) Definitions. For purposes of this Section 5.10, references to:

(i) The “Company” includes, in addition to the resulting or surviving limited liability company, any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise stands in the same position under the provisions of this Section 5.10 with respect to the resulting or surviving limited liability company (or other entity) as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “Other Enterprises” or “Other Enterprise” includes, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan;

(iii) “fines” includes any excise taxes assessed against a person with respect to an employee benefit plan;

(iv) “defense” includes investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and also includes any defensive assertion of a cross-claim or counterclaim; and

(v) “serving at the request of the Company” includes any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted “in the best interest of the Company” as referred to in this Section 5.10.

(i) Severability. If any provision of this Section 5.10 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.10 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable will modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Representative or Officer of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any

Other Enterprise, is entitled under any provision of this Section 5.10 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.11 Contracts with Members or Affiliates. No contract or transaction between the Company and one of its Members or between the Company and any Person in which one of its Members is a director or officer, or has a financial interest, will be void or voidable solely for this reason, or solely because such Member is present at or participates in any meeting of the Members at which the contract or transaction is authorized, or solely because such Member’s vote is counted for such purpose, if, in connection with any such meeting of the Members, the material facts as to such Member’s relationship are known to the Members and the Members holding a majority of the Percentage Interests held by those Members who are disinterested with respect to such contract or transaction authorize such contract or transaction, even though the disinterested Members be less than a quorum. Interested Members may be counted in determining the presence of a quorum at a meeting of the Members at which the contract or transaction is authorized.

5.12 Other Business Ventures. Any Member or Representative may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Neither the Members nor any Representative will be required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VI - OFFICERS

6.1 Officers.

(a) Generally. The Representative, as set forth below, will appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1. Unless provided otherwise by resolution of the Members or Representative, the Officers will have the titles, power, authority and duties described below in this Section 6.1.

(b) Titles and Number. The Officers will be the President, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.1. There may be appointed from time to time, in accordance with this Section 6.1, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Members or Representative may desire. A person may hold more than one office.

(i) President. The Members or Representative will elect an individual to serve as President. The President will be the chief executive officer of the Company. The President may sign, with the secretary, an assistant secretary or any other proper officer of the Company thereunto duly authorized by the Members or Representative, any deeds, mortgages, bonds, contracts or other instruments which the Members or Representative has authorized to be executed except in cases where the execution thereof is expressly delegated by the Members or Representative or by this Agreement to some other officer or agent of the Company or is required by law to be otherwise executed. In general, the President will perform all duties incident to the office of President and chief executive officer of the Company and such other duties as may be prescribed from time to time by the Members or Representative.

(ii) Vice Presidents. The Members or Representative, in their discretion, may elect one or more Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or if there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) will perform the duties of the President, and the Vice President, when so acting, will have all of the powers and be subject to all the restrictions upon the President. Each Vice President will perform such other duties as from time to time may be assigned by the President or the Members or Representative.

(iii) Secretary and Assistant Secretaries. The Members or Representative, in their discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary will record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Representative and of the Members, will see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, will be custodian of all records (other than financial), will see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, will perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Members, the Representative or the President. The Assistant Secretaries will exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(iv) Treasurer and Assistant Treasurers. The Members or Representative, in their discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer will keep or cause to be kept the books of account of the Company and will render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Members or Representative or the President. The Treasurer, subject to the order of the Members or Representative, will have the custody of all funds and securities of the Company. The Treasurer will perform all other duties commonly incident to his office and will perform such other duties and have such other powers as this Agreement, the Members, the Representative or the President, will designate from time to time. The Assistant Treasurers will exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers will possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the President and chief executive officer, or such other Officer as the Members or Representative selects, will have the powers and duties conferred upon the Treasurer.

(c) Other Officers and Agents. The Members or Representative may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who will hold their offices for such terms and will exercise such powers and perform such duties as is determined from time to time by the Members or Representative.

(d) Appointment and Term of Office. The Officers will be appointed by the Members or Representative at such time and for such terms as the Members or Representative determines. Any Officer may be removed, with or without Cause, only by the Members or Representative. Vacancies in any office may be filled only by the Members or Representative.

(e) Powers of Attorney. The Members or Representative may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Members or Representative, no Officer has the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Members.

6.2 Compensation. The Officers will receive such compensation for their services as may be designated by the Members or Representative. In addition, the Officers are entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

ARTICLE VII - ACCOUNTING AND BANK ACCOUNTS

7.1 Fiscal Year. The fiscal year and taxable year of the Company ends on September 30 of each year, unless a different year is required by the Code or otherwise established by the Members.

7.2 Books and Records. At all times during the existence of the Company, the Company will cause to be maintained full and accurate books of account, which will reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company must be maintained at the principal office of the Company. Each Member (or such Member’s designated representative) has the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member’s own expense) all books and records of the Company.

7.3 Financial Reports.

(a) Within 75 days after the end of each fiscal year, there will be prepared and delivered to each Member:

(i) a balance sheet as of the end of such year and related financial statements for the year then ended; and

(ii) other pertinent information regarding the Company.

(b) Within 75 days after the end of each fiscal year, there will be prepared and delivered to each Member all information with respect to the Company necessary for the preparation of the Members’ Federal and state income tax returns.

7.4 Tax Returns and Elections; Tax Matters Member. The Company will cause to be prepared and timely filed all Federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income tax purposes that the Representative reasonably believes will produce the most favorable tax results for the Members. John J. Sherman is hereby designated as the Company’s “Tax Matters Member,” to serve with respect to the Company in the same capacity as a “tax matters partner” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. John J. Sherman does hereby accept such designation. The Members specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Member will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a “Tax Matters Member.” All out-of-pocket expenses incurred by the Tax Matters Member in the capacity of “Tax Matters Member” will be considered expenses of the Company for which the Tax Matters Member will be entitled to full reimbursement.

7.5 Section 754 Election. If a distribution of Company assets occurs that satisfies the provisions of Section 734 of the Code or if a transfer of an Interest occurs that satisfies the provisions of Section 743 of the Code, upon the determination of the Representative, the Company will elect, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by such Section 734 or 743 and will cause such adjustments to be made and maintained.

7.6 Bank Accounts. All funds of the Company must be deposited in a separate bank, money market or similar account approved by the Representative and in the Company’s name. Withdrawals therefrom may be made only by persons authorized to do so by the Representative.

ARTICLE VIII - TRANSFERS OF INTERESTS AND EVENTS OF WITHDRAWAL

8.1 General Restrictions. Each Member may Transfer all or any part of such Member’s Interest in accordance with the terms of Section 8.2. A Transfer will be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer will become subject to all of the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make any Transfer.

8.2 Permitted Transfers. Each Member (a “Transferor”) has the right to Transfer (but not to substitute the assignee as a Substitute Member in such Member’s place, except in accordance with Section 8.3), by a written instrument, all or any part of such Member’s Interest, provided that the Transfer would not result in the “termination” of the Company pursuant to § 708 of the Code. Any assignee of an Interest as allowed by this Section 8.2 who does not become a Substitute Member as provided in Section 8.3 (a “Transferee”) will not be a Member and will not have any right to vote as a Member or to participate in the management of the business and affairs of the Company, such right to vote such Interest and to participate in the management of the business and affairs of the Company continuing with the Transferor. The Transferee will, however, be entitled to distributions and allocations of the Company, as provided in Article IV, attributable to the Interest that is the subject of the Transfer to such Transferee.

8.3 Substitute Members. No assignee of all or part of a Member’s Interest will become a Member in place of the Transferor (a “Substitute Member”) unless and until:

(a) The Transferor (if living) has stated such intention in the instrument of assignment;

(b) The Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement;

(c) The Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

(d) The Members holding a majority of the remaining Percentage Interests, in their sole and absolute discretion, have consented in writing to such Transferee becoming a Substitute Member.

Upon satisfaction of all of the foregoing conditions with respect to a Transferee, the Representative will cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

8.4 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 8.3, a Transferee will not be entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but a Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions to which the Transferor would be entitled. A Transferee who has become a Substitute Member will have, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and will be subject to the restrictions and liabilities of a Member under this Agreement and the Law. Upon admission of a Transferee as a Substitute Member, the Transferor will cease to be a Member of the Company to the extent of such Interest. A Person will not cease to be a Member upon assignment of all of such Member’s Interest unless and until the Transferee becomes a Substitute Member.

8.5 Additional Members and Interests. Additional Members may be admitted to the Company and additional Interests may be issued only upon the consent of a Super-Majority in Interest. Whenever any additional Member is admitted to the Company, or any additional Interest is issued, in accordance with this Section 8.5, the Percentage Interest of each Member outstanding immediately prior to such admission or issuance will be decreased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at 100%. The Representative will cause Schedule A to this Agreement to be amended to reflect any adjustment in the Percentage Interests of the Members in accordance with this Section 8.5.

8.6 Redemption of Interests. Any Interest may be redeemed by the Company, by purchase or otherwise, upon the consent of the holder of such Interest and of Members holding a majority of the Percentage Interests held by all Members other than the holder of the Interest to be redeemed. Whenever any Interest is redeemed by the Company in accordance with this Section 8.6, the Percentage Interest of each Member outstanding immediately following such redemption will be increased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at 100%. The Representative will cause this Agreement to be amended to reflect any adjustment in the Percentage Interests of the Members in accordance with this Section 8.6.

8.7 Events of Withdrawal. A Member ceases to be a Member of the Company upon the occurrence of any of the following events (an “Event of Withdrawal”):

(a) A Member withdraws from the Company by giving 90 days prior written notice of such Member’s withdrawal to the other Members, provided, however, such withdrawal will constitute a breach of this Agreement and such Member will be liable to the Company for any damages sustained by the Company as a result of such withdrawal and the Company may offset such damages against any amount otherwise distributable to such Member pursuant to Article IV;

(b) A Member:

(i) Makes an assignment for the benefit of creditors;

(ii) Is the subject of a Bankruptcy;

(iii) Files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of such nature; or

(iv) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Member or of all or any substantial part of such Member’s property;

(c) With respect to any Member, 120 days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if, within 90 days after the appointment, without such Member’s consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Member’s property, the appointment is not vacated or stayed, or, within 90 days after the expiration of any such stay, the appointment is not vacated;

(d) In the case of a Member who is a natural person:

(i) Such Member’s death; or

(ii) The entry by a court of competent jurisdiction adjudicating such Member incapacitated to manage such Member’s person or estate;

(e) In the case of a Member that is a trust, the termination of the trust or a distribution of its entire interest in the Company but not merely the substitution of a new trustee;

(f) In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of the partnership or a distribution of its entire interest in the Company;

(g) In the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or revocation of its charter or a distribution of its entire interest in the Company;

(h) In the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or

(i) In the case of a Member that is a limited liability company, the filing of a certificate of dissolution or termination, or its equivalent, for the limited liability company or a distribution of its entire interest in the Company.

Except as provided in Section 9.1(c), upon the occurrence of an Event of Withdrawal, the Company will not be dissolved and the Member with respect to whom an Event of Withdrawal has occurred, or the Person succeeding to the interest of the Member with respect to whom an Event of Withdrawal has occurred, as the case may be, will be deemed to be a Transferee under the provisions of Section 8.2, and the rights and obligations of such Member or such Person will be governed by Section 8.2; provided, however, that such Member or Person will thereafter have no right to vote as a Member or to participate in the management of the business and affairs of the Company as a Member. Such Member’s, or such Person’s, right to receive Distributions, as set forth in Section 8.2, will be in lieu of any rights that such Member, or such Person, may have to receive the Fair Value of such Member’s Interest as provided by the Law.

ARTICLE IX - DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution. The Company will be dissolved upon the first to occur of the following events:

(a) The unanimous written agreement of the Members to dissolve.

(b) An Event of Withdrawal with respect to the sole remaining Member.

(c) Upon the approval of a Super-Majority in Interest.

(d) Upon the entry of a decree of judicial dissolution under Section 702 of the Law.

(e) When the Company is not the surviving entity in a merger or consolidation under the Law.

9.2 Effect of Dissolution. Except with respect to the occurrence of an event referred to in Section 9.1(e), and except as otherwise provided in this Agreement, upon the dissolution of the Company, the Representative will take such actions as may be required pursuant to the Law and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Representative will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 9.3, and to do any and all acts and things authorized by, and in accordance with, the Law and other applicable laws for the purpose of winding up and liquidation.

9.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE X - MISCELLANEOUS

10.1 Title to the Property. Title to the Property will be held in the name of the Company. No Member individually has any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member has any right to seek or obtain a partition of the Property, nor does any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

10.2 Nature of Interest in the Company. An Interest is personal property for all purposes.

10.3 Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement or the Law to the Company, any Member, or any other Person is sufficient if in writing and if hand delivered or mailed by registered or certified mail to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as it appears on the records of the Company or sent by facsimile transmission to the telephone number, if any, of the recipient’s facsimile machine as such telephone number appears on the records of the Company. All Notices that are mailed will be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered will be deemed to be given upon delivery. All Notices that are given by facsimile transmission will be deemed to be given upon receipt, it being agreed that the burden of proving receipt will be on the sender of such Notice and such burden will not be satisfied by a transmission report generated by the sender’s facsimile machine.

10.4 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.5 No Third Party Rights. None of the provisions contained in this Agreement are for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Law, the Articles, or this Agreement.

10.6 Entire Agreement. This Agreement, together with the Articles, constitutes the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

10.7 Amendments to this Agreement.

(a) Except as otherwise provided herein, this Agreement may not be modified or amended in any manner other than by the written agreement of a Super-Majority in Interest at the time of such modification or amendment.

(b) This Agreement may be amended by the Representative, without any execution of such amendment by the Members, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant sections of this Agreement with respect to such event have been satisfied:

(i) an adjustment of the Percentage Interests of the Members upon making a Capital Contribution (Section 3.2), upon the admission of an additional Member or issuance of an additional Interest (Section 8.5), or upon the redemption of an Interest (Section 8.6);

(ii) the modification of this Agreement to comply with the relevant tax laws pursuant to Sections 3.3 or 4.5(j); and

(iii) the admission of a Substitute Member (Section 8.3).

(c) Anything in this Section 10.7 to the contrary notwithstanding, without the written consent of all Members, no amendment to this Agreement may:

(i) add to, detract from or otherwise modify the purposes of the Company as set forth in Section 2.1;

(ii) enlarge the obligations of any Member under this Agreement;

(iii) amend any provisions of Article IV other than an amendment to comply with the relevant tax laws as provided in Section 4.5(j); or

(iv) amend this Section 10.7 or any provision of this Agreement requiring the consent of a Super-Majority in Interest.

10.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.

10.9 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement are binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.10 Headings. The headings of the Articles and Sections of this Agreement are for convenience only and may not be considered in construing or interpreting any of the terms or provisions hereof.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

10.12 Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York.

10.13 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party must pay to each of the non-defaulting parties all costs, damages, and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. If any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings is entitled to recover from the non-prevailing party all costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

10.14 Legal Representation. The Members hereby acknowledge that this Agreement was prepared by the law firm of Stinson Morrison Hecker LLP on behalf of the Company. Each Member hereby acknowledges that:

(a) A conflict of interest may exist between such Member’s interests and those of the Company and the other Members;

(b) Such Member has had the opportunity to seek the advice of independent legal counsel;

(c) This Agreement has tax consequences; and

(d) Such Member has had the opportunity to seek the advice of independent tax counsel.

The parties hereto have executed this Agreement on the date first written above.

INERGY ACQUISITION COMPANY, LLC

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President

INERGY STORAGE, INC.

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President

SCHEDULE A

Name and Address of Member	Percentage Interest
Inergy Acquisition Company, LLC Two Brush Creek Blvd., Suite 200 Kansas City, MO 64112	99.9%
Inergy Storage, Inc. Two Brush Creek Blvd., Suite 200 Kansas City, MO 64112	0.1%

Totals:	100.0%